Exhibit 8.1

List of Caledonia Mining Corporation Plc group entities

	Country of incorporation	Legal shareholding (year end)
		2020	2019	2018
Subsidiaries within the Caledonia Mining Corporation Plc Group		%	%	%
Caledonia Holdings Zimbabwe (Private) Limited (1)	Zimbabwe	100	100	100
Caledonia Mining Services (Private) Limited (2)	Zimbabwe	100	100	100
Eersteling Gold Mining Corporation Limited	South Africa	-	100	100
Fintona Investments Proprietary Limited	South Africa	100	100	100
Caledonia Mining South Africa Proprietary Limited (1)	South Africa	100	100	100
Greenstone Management Services Holdings Limited (3)	United Kingdom	100	100	100
Caledonia Holdings (Africa) Limited	Barbados	-	-	100
Blanket (Barbados) Holdings Limited (4)	Barbados	-	-	100
Blanket Mine (1983) (Private) Limited (2)	Zimbabwe	64	49	49

(1)	Direct subsidiary of Greenstone Management Services Holdings Limited (United Kingdom)
(2)	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited until 2020
(3)	Direct subsidiary of Blanket (Barbados) Holdings Limited
(4)	Direct subsidiary of Caledonia Holdings (Africa) Limited